EXHIBIT 10.3

[CEO]

NEWELL RUBBERMAID INC. 2003 STOCK PLAN

(As Amended and Restated Effective February 8, 2006 and further amended August 9, 2006)

STOCK OPTION AGREEMENT

A Stock Option (the “Option”) granted by Newell Rubbermaid Inc., a Delaware corporation (the “Company”), to the employee named in the attached Option letter (the “Optionee”), for common stock, par value $1.00 per share and related common stock purchase rights (the “Common Stock”), of the Company, shall be subject to the following terms and conditions:

1. Stock Option Grant. Subject to the provisions set forth herein and the terms and conditions of the Newell Rubbermaid Inc. 2003 Stock Plan, as amended and restated effective February 8, 2006 and further amended August 9, 2006 (the “Plan”), a copy of which is attached hereto and the terms of which are hereby incorporated by reference, and in consideration of the agreements of the Optionee herein provided, the Company hereby grants to the Optionee an Option to purchase from the Company the number of shares of Common Stock, at the purchase price per share, and on the schedule, set forth in the attached Option letter. Any Incentive Stock Option is intended to be an incentive stock option within the meaning of Section 422A of the Internal Revenue Code of 1986.

2. Acceptance by Optionee. The exercise of the Option is conditioned upon its acceptance by the Optionee in the space provided therefor at the end of the attached Option letter and the return of an executed copy of such Option letter to the Secretary of the Company no later than 60 days after the Date of Grant set forth therein or, if later, 30 days after the Optionee receives this Agreement.

3. Exercise of Option. Written notice of an election to exercise any portion of the Option shall be given by the Optionee, or his personal representative in the event of the Optionee’s death, in accordance with procedures established by the Organizational Development and Compensation Committee of the Board of Directors of the Company (the “Committee”) as in effect at the time of such exercise.

At the time of exercise of the Option, payment of the purchase price for the shares of Common Stock with respect to which the Option is exercised must be made by one or more of the following methods: (i) in cash, (ii) in cash received from a broker-dealer to whom the Optionee has submitted an exercise notice and irrevocable instructions to deliver the purchase price to the Company from the proceeds of the sale of shares subject to the Option, (iii) by delivery to the Company of other Common Stock owned by the Optionee that is acceptable to the Company, valued at its fair market value on the date of exercise, or (iv) by certifying to ownership by attestation of such previously owned Common Stock.

If applicable, an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to delivery of any certificate for shares of Common Stock must also accompany the exercise. Payment of such taxes can be made by a method specified above, and/or by directing the Company to withhold such number of shares of Common Stock otherwise issuable upon exercise of the Option with a fair market value equal to the amount of tax to be withheld.

4. Exercise Upon Termination of Employment.

(a) Service on the Board Terminates.

(i) If the Optionee’s employment with the Company and all affiliates terminates for any reason other than death, disability or retirement (as defined below), and in connection therewith the Optionee’s service on the Board terminates, the Option shall expire on the date of such termination of employment, and no portion shall be exercisable after the date of such termination.

(ii) In the event of the Optionee’s death, or if the Optionee’s employment with the Company and all affiliates terminates due to disability and in connection therewith his service on the Board terminates, the outstanding portion of the Option shall become fully vested on such date and shall continue to be exercisable until the earlier of the first anniversary of the date of the Optionee’s termination of employment, or the date the Option expires by its terms.

(iii) If the Optionee’s employment with the Company and all affiliates terminates due to retirement, and in connection therewith his service on the Board terminates, the outstanding portion of the Option shall become fully vested on such date if so provided in the table set forth below and the vested portion of the Option shall continue to be exercisable until the earlier of the date specified in the table or the date the Option expires by its terms.

Age or Points	Vesting	Exercise Date
Age 65 or 70 or more points	All unvested options vest	10 years following termination of employment
65-69 points	All unvested options vest	5 years following termination of employment
60-64 points	All unvested options expire	1 year following termination of employment

(b) Service on the Board Continues.

(i) If the Optionee’s employment with the Company and all affiliates terminates for any reason other than death, disability or retirement, and the Optionee’s service on the Board continues thereafter, the outstanding portion of the Option shall continue to vest and remain exercisable in accordance with the Option letter. If the Optionee’s service on the Board subsequently terminates, then (A) if the termination of service is due to death or disability, the outstanding portion of the Option shall become fully vested on such date and shall continue to be exercisable until the earlier of the first anniversary of the date of the Optionee’s termination of service or the date the Option expires by its terms, (B) if the termination of service is due to retirement, the outstanding portion of the Option shall continue to vest and remain exercisable in the same manner and to the same extent as if the Optionee had continued service on the Board, and (C) if the termination of service is for any reason other than death, disability or retirement, the outstanding portion of the Option shall expire on the date of such termination of service, and no portion shall be exercisable after the date of such termination of service.

(ii) If the Optionee’s employment with the Company and all affiliates terminates due to disability or retirement, and the Optionee’s service on the Board continues thereafter, the outstanding portion of the Option shall become fully vested on such date and remain exercisable in accordance with the Option letter. If the Optionee’s service on the Board subsequently terminates, then (A) if the termination of service is due to death or disability, the outstanding portion of the Option shall continue to be exercisable until the earlier of the first anniversary of the Optionee’s termination of service or the date the Option expires by its terms; (B) if the termination of service is due to retirement, the outstanding portion of the Option shall remain exercisable in the same manner and to the extent as if the Optionee had continued service on the Board; and (C) if the termination of service is for any reason other than death, disability or retirement, the outstanding portion of the Option shall expire on the later of the date of the Optionee’s termination of service or the first anniversary of the date of the Optionee’s termination of employment, but in no event later than the date the Option expires by its terms, and no portion of the Option shall be exercisable after the date of such expiration.

(c) Definitions. For purposes of this Section 4:

(i) “disability” means (as determined by the Committee in its sole discretion) the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or disability or which has lasted or can be expected to last for a continuous period of not less than 12 months;

(ii) “retirement” means (A) while the Optionee is employed, the Optionee’s termination of employment without cause on or after the date on which the Optionee has completed five years of credited service and either (I) has attained age 65 or (II) has attained age 55 and the sum of his age and credited service (his “points”) equals or exceeds 60; or (B) while the Optionee is a non-employee Director, retirement in accordance with the Company’s retirement policy for Directors;

(iii) “credited service” means the Optionee’s period of employment with the Company and all affiliates (including any predecessor company or business acquired by the Company or any affiliate, provided the Optionee was immediately employed by the Company or any affiliate). Age and credited service shall be determined in fully completed years and months, with each month being measured as a continuous period of 30 days;

(iv) “cause” means the Optionee’s termination of employment due to unsatisfactory performance or conduct detrimental to the Company or its affiliates, as determined solely by the Company; and

(v) “affiliate” means each entity with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, substituting “at least 50%” instead of “at least 80%” in making such determination.

(d) General.

(i) Any Optionee whose employment terminates due to retirement as described in this Section 4 must execute and deliver to the Company an agreement, in a form prescribed by the Company, and in accordance with procedures established by the Company, that he will not solicit employees, customers or suppliers of the Company and its affiliates, or compete with the Company and its affiliates, and that he releases all claims against the Company and its affiliates. If the Optionee fails to execute such agreement, or if the agreement is revoked by the Optionee, the Option shall expire on the date of the Optionee’s retirement, and no portion shall be exercisable after the date of such retirement.

(ii) The foregoing provisions of this Section 4 shall be subject to the provisions of any written employment security agreement or severance agreement that has been or may be executed by the Optionee and the Company, and the provisions in such employment security agreement or severance agreement concerning exercise of an Option shall supercede any inconsistent or contrary provisions of this Section 4.

(iii) Full vesting of an Incentive Stock Option may result in all or part of the Option being treated as a Non-Qualified Stock Option in accordance with Section 6.4(a) of the Plan.

5. Option Not Transferable. The Option may be exercised only by the Optionee during his lifetime and may not be transferred other than by will or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order. The Option shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Option, other than in accordance with its terms, shall be void and of no effect.

6. Surrender of or Changes to Agreement. In the event the Option shall be exercised in whole, this Agreement shall be surrendered to the Company for cancellation. In the event this Option shall be exercised in part or a change in the number of designation of the shares of Common Stock shall be made, this Agreement shall be delivered by the Optionee to the Company for the purpose of making appropriate notation thereon, or of otherwise reflecting, in such manner as the Company shall determine, the change in the number or designation of such shares.

7. Administration. The Option shall be exercised in accordance with such administrative regulations as the Committee shall from time to time adopt.

8. Governing Law. This Agreement, and the Option, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

IN WITNESS WHEREOF, this Agreement is executed by the Company this      day of      ,      , effective as of the      day of      ,      .

NEWELL RUBBERMAID INC.

By:

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